                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             HMI INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
               Not Applicable

     (2) Aggregate number of securities to which transaction applies:
               Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

     (4) Proposed maximum aggregate value of transaction:
               Not Applicable

     (5) Total fee paid:
               Not Applicable

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
               Not Applicable

     (2) Form, Schedule or Registration Statement No.:
               Not Applicable

     (3) Filing Party:
               Not Applicable

     (4) Date Filed:
               Not Applicable

                              HMI INDUSTRIES INC.
                              3631 PERKINS AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 432-1990

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 24, 1996

To the stockholders of
  HMI INDUSTRIES INC.

     The Annual Meeting of stockholders of HMI INDUSTRIES INC. (the "Company") will be held on Wednesday, January 24, 1996 at 10:00 A.M., local time, at the administrative offices of the Company, 3631 Perkins Avenue, Cleveland, OH 44114 for the following purposes:

          1. To elect three directors to hold office for the term expiring in 1999.

          2. To ratify the selection by the Board of Directors of the firm of Coopers & Lybrand as auditors of the Company for the year ending September 30, 1996.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business December 18, 1995 are entitled to receive notice of and to vote at this meeting.

     You are invited to attend the meeting and vote. Whether or not you attend the meeting in person, you are requested to sign and date the enclosed proxy card, and mail it to the Company in the enclosed envelope. If you attend the meeting in person, you may withdraw your proxy and vote in person if you so desire.

                                  By Order of the Board of Directors

                                 JOHN S. MEANY, JR.
                                   Secretary

December 29, 1995

                              HMI INDUSTRIES INC.
                              3631 PERKINS AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 432-1990

                             ---------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 24, 1996

                                 VOTING RIGHTS

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of HMI Industries Inc. (the "Company") of proxies in accompanying form, both of which are first being mailed to stockholders on approximately December 29, 1995. The record date for the meeting is December 18, 1995. At that date there were 4,911,530 shares of Common Stock issued and outstanding. Each share entitles the holder to one vote on each matter to come before the meeting. A majority of the Common Stock issued and outstanding is necessary for a quorum at any meeting of shareholders. Provided a quorum is present, the affirmative vote of a majority of shares present in person or by proxy at the meeting will be sufficient to elect directors and to ratify the selection of Coopers & Lybrand as auditors of the Company. Stockholders granting a proxy to vote on one issue but abstaining as to the other will be counted for purposes of the determination of a quorum. Officers and directors of the Company currently own or control in excess of 60% of the outstanding shares of Common Stock. Such shares are sufficient to elect the Company's nominees for directors and ratify the designation of Coopers & Lybrand as auditors of the Company.

     A stockholder giving a proxy may revoke the proxy by notice in writing or in person to the Secretary of the Company before it is exercised. All proxies given and not revoked will be voted at the meeting. If the stockholder has indicated a choice on the proxy with respect to any matters to be voted upon, the shares will be voted as specified. If no choice is specified, the shares will be voted for the nominees for election to the Board of Directors and for the ratification of Coopers & Lybrand as auditors of the Company. In the event of the death, disqualification, or inability of any of the director nominees to serve, the shares will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth the names and share ownership as of December 18, 1995 of those persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the Company's outstanding Common Stock based upon information furnished to the Company by such person. Each beneficial owner has sole power to vote and dispose of the shares indicated, except as otherwise stated.

                                                  AMOUNT &
          NAME AND ADDRESS OF                    NATURE OF
           BENEFICIAL OWNERS                     BENEFICIAL            PERCENT OF
        AS OF DECEMBER 18, 1995                  OWNERSHIP            COMMON STOCK
----------------------------------------    --------------------     ---------------
Steeplechase Corp. (1)                            1,704,750              34.71%
  P.O. Box 2463, Station B
  Richmond Hill, Ontario L4E 1A5
Barry L. Needler                                  1,866,750(2)           37.92%
  P.O. Box 2463, Station B
  Richmond Hill, Ontario L4E 1A5
Kirk W. Foley                                       648,054(3)           12.99%
  34 Greensboro Drive
  Rexdale, Ontario M9W 1E1
Amherst Tanti U.S. Inc. (4)                         535,772              10.91%
  3631 Perkins Avenue
  Cleveland, Ohio 44114
John S. Meany, Jr.                                  380,854(5)            7.72%
  9200 S. Winchester Ave.
  Chicago, Illinois 60620

---------------

(1) Mr. Needler is the President and Chief Executive Officer of Steeplechase
    Corp.

(2) Includes shares owned of record as follows: Fairway Inc. 150,750 shares, Steeplechase Corp. 1,704,750 shares, and 11,250 shares subject to issuance upon the exercise of stock options exercisable within 60 days of the date hereof. Mr. Needler controls these corporations and serves as a Director and Chief Executive Officer of these corporations.

(3) Includes 535,772 shares owned of record by Amherst Tanti U.S. Inc.; 10,350 shares in a retirement fund; 65,312 shares subject to issuance upon the exercise of stock options exercisable within 60 days of the date hereof; 11,345 shares of Common Stock which can be issued after January 1, 1996 when phantom shares (plus accrued dividends) issued pursuant to Mr. Foley's employment contract will vest (see "Compensation of Chief Executive Officer" under the section entitled "Executive Compensation" regarding Mr. Foley's deferral of vesting of a portion of his phantom shares); and 562 shares owned by a member of Mr. Foley's immediate family, beneficial ownership of which is disclaimed.

(4) Amherst Tanti U.S. Inc. is owned by Kirk W. Foley and his wife. Mr. Foley serves as President of this corporation.

(5) Includes 22,500 shares subject to issuance upon the exercise of stock options exercisable within 60 days hereof. Also includes 2,250 shares owned as Custodian and 9,000 shares owned by members of Mr. Meany's immediate family. Beneficial ownership of the latter 11,250 shares is disclaimed.


                             ELECTION OF DIRECTORS

     At the time of the 1995 Annual Meeting of Stockholders the division of the Board of Directors into three classes was approved, and three Class A directors were elected for a one year term expiring at the time of the Annual Meeting in 1996. These directors have been nominated for a three year term expiring in 1999. Information regarding these nominees for election as director as well as for those directors whose term of office will continue after the Annual Meeting is as follows:

CLASS A DIRECTORS: TO SERVE FOR A THREE YEAR TERM EXPIRING IN 1999.

     Moffat Dunlap, age 54, became a Director in 1993. Mr. Dunlap has been President of Moffat Dunlap Real Estate Limited (real-estate broker for residential estates) since 1972.

     Grace McCarthy, age 68, became a Director in 1993. Mrs. McCarthy is a former Deputy Premier of the Province of British Columbia and a former Leader of the B.C. Social Credit Party. She served as Member of the Legislature for British Columbia for 26 years. She has served as a Cabinet Minister holding various portfolios including Economic Development, Tourism, Human Resources, Fish and Wildlife and Provincial Secretary.

     Ivan Winfield, age 61, became a director in 1995. He is an independent business and financial consultant. Mr. Winfield was a partner of Coopers & Lybrand (the Company's auditors) from 1970 to October 1, 1994. Mr. Winfield is a trustee of Roulston Family of Mutual Funds (US).

CLASS B DIRECTORS: TERM EXPIRING IN 1997.

     Robert J. Abrahams, age 69, became a Director in 1984. Mr. Abrahams has been President of Crestwood Consultants, a financial consulting company, since 1988. Mr. Abrahams is also a Director of Regional Acceptance Corporation, a consumer finance company dealing primarily in automobile finance. Mr. Abrahams is also the President of Health-Mor Acceptance Corporation, a wholly-owned subsidiary of the Company.

     Donald L. Baker, age 66, became a Director in 1986. Mr. Baker joined Complete Industrial Enterprises, Inc. (a distributor of electrical and industrial equipment) in 1960. He was elected President of Complete Industrial Enterprises, Inc. in 1985. Mr. Baker has also served as Mayor of Peru, Illinois since 1965.

     Frank M. Rasmussen, age 61 became a Director in 1994. Mr. Rasmussen is, and has been since 1970, a Partner of Squire, Sanders & Dempsey, the Company's principal law firm.

CLASS C DIRECTORS: TERM EXPIRING IN 1998.

     Kirk W. Foley, age 53, became a Director in 1988. Mr. Foley has served as Chairman and Chief Executive Officer of the Company since 1991. Mr. Foley served as President and Chief Executive Officer of the Company from 1989 to 1991 and as Vice Chairman from 1988 to 1991. Mr. Foley is also a director of Regional Acceptance Corporation.

     John S. Meany, Jr., age 50, became a Director in 1986. Mr. Meany is an attorney in private practice and has served as Secretary of the Company since July, 1995. Mr. Meany previously served as Secretary of the Company from 1986 to 1991, as Vice President-Legal of the Company from 1983 to 1990 and as Vice President and General Counsel from 1990 to 1991.

     Barry Needler, age 47, became a Director in 1989. Mr. Needler is a private investor. Since 1991 he has been President and Chief Executive Officer of Steeplechase Corp., an investment holding company, and since 1990 he has been President and Chief Executive Officer of Fairway, Inc., a family management company. Prior to 1990 Mr. Needler was Vice President of Fairway Inc. Mr. Needler is the first cousin of Kevin Dow, who is Chief Financial Officer and Vice President-Finance and Administration of the Company.

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held four regularly scheduled and three special meetings during 1995. The Board has a standing Audit Committee, Compensation Committee, Executive Committee, and an Omnibus Administration Committee. During 1995, each director attended at least 75% of the meetings of the Board and those committees on which the director served, except that Mr. Rasmussen attended only 71% of the Board meetings held during 1995.

BOARD COMMITTEES

     The Audit Committee is currently composed of Robert J. Abrahams, Donald L. Baker (Chairman), Grace McCarthy and Ivan Winfield. The function of the Audit Committee is to recommend to the Board of Directors the engagement of the independent auditors; to review with the independent auditors the plan and scope of the audit; to review the audit report with the independent auditors; to review the financial statements and the scope and results of the independent auditors' examinations and report such matters to the Board of Directors; and to perform such other duties as may be required by the Board of Directors. The Audit Committee held one meeting in 1995.

     The Executive Committee is currently composed of Robert J. Abrahams, Kirk
W. Foley and Barry L. Needler (Chairman). The Executive Committee is authorized to exercise, between meetings of the Board of Directors, the powers of the Board of Directors in the management of business and affairs of the Company, except for those powers reserved by law or resolution to the Board of Directors. The Executive Committee also considers such other matters as may be referred to it by the Board of Directors. The Executive Committee held one meeting in 1995.

     The Omnibus Administration Committee (the "Omnibus Committee") is currently composed of Robert J. Abrahams (Chairman), Moffat Dunlap, and John S. Meany, Jr. The Omnibus Committee administers the Health-Mor Inc. 1992 Omnibus Long-Term Compensation Plan and grants awards under the Omnibus Plan. The Omnibus Committee did not meet in 1995.

     The Compensation Committee is currently composed of Robert J. Abrahams (Chairman), Donald L. Baker and Barry L. Needler. The Compensation Committee considers matters relating to the compensation of senior officers of the Company and subsidiaries, the employee benefit plans of the Company, and such other matters as may be referred to it by the Board of Directors. The Compensation Committee held two meetings in 1995.

COMPENSATION

     A director who is an employee of the Company or a subsidiary is not separately compensated for service as a director. Other directors receive a retainer of $10,000 per year, payable quarterly, and $600 per meeting for each committee meeting attended which is held on a day other than a day on which there is a Board of Directors meeting. Ivan Winfield was not a director for the first quarter of the 1995 fiscal year and his retainer fee was prorated to $7,500 for his service as director for nine months of 1995.

     Pursuant to the Company's Omnibus Plan, on the first business day of each calendar year since 1992, each non-employee director automatically received an option to purchase 9,000 shares of Common Stock of the Company (as adjusted for stock splits). Beginning with the options issued in 1996, the number of shares of Common Stock which can be purchased will be reduced to 6,000 shares.

CONSULTING AGREEMENTS

     Several members of the Board of Directors have entered into consulting contracts with the Company relating to various matters within their fields of expertise. Information regarding these contracts follows.

     In 1990, the Company entered into a consulting agreement with Robert J. Abrahams, a director of the Company, for consulting services relating to retail financing programs for distributors of the Company's Consumer Goods Division. In 1991, this agreement was amended to include services to Health-Mor Acceptance Corporation, a subsidiary of the Company. Mr. Abrahams is paid a total of $50,000 per year, plus expenses, for such services. The consulting agreements with Mr. Abrahams are for one year periods and are anticipated to be renewed. A total of $50,000 was paid in fiscal 1995 under this agreement.

     The Company pays a management fee in the amount of $25,000 per quarter to Fairway Inc. for the consulting services of Mr. Needler relating to various matters requested by the Company. Barry L. Needler, a director of the Company, owns a majority of the outstanding shares of Fairway Inc. A total of $100,000 was paid to Fairway Inc. in 1995.

     In January, 1995, the Company entered into a consulting agreement with Ivan Winfield, a director of the Company, for services relating to issues involving the capital structure of the Company, proposed acquisitions and divestitures and such other matters as may be required by the Chief Executive Officer. Mr. Winfield receives $2,500 per month, payable quarterly in a combination of shares of the Company and cash, for his services. The number of shares to be received is determined by the price of the Common Stock on the last day of the quarter. A total of 1,300 shares were issued to Mr. Winfield in 1995, and the value of the stock and cash paid to him in 1995 was $22,500.

     In January, 1995, the Company entered into an agreement with John Meany, a director of the Company, to act as Administrator of the Company's Profit Sharing Plan. Mr. Meany receives $1,200 per month for such services. In September, 1995, the Company entered into an agreement with Mr. Meany to act as corporate Secretary of the Company and to oversee the functions of the corporate Secretary's office. Mr. Meany receives $1,500 per month under this agreement. In 1995 the Company paid Mr. Meany a total of $ 12,300 under these agreements.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of December 18, 1995, information concerning the number of Common Shares beneficially owned by each nominee individually, each named executive officer, and by all executive officers and directors as a group. The totals shown below for each person and for the group include shares held personally, shares held by immediate family members, and shares acquirable within sixty days of the date hereof by the exercise of stock options and the vesting of phantom shares granted under the Company's Omnibus Long-Term Compensation Plan.

                                      AMOUNT AND NATURE OF BENEFICIAL
                                               OWNERSHIP(1)
                                  ---------------------------------------
                                   DIRECT       EXERCISABLE
   NAME OF BENEFICIAL OWNER       OWNERSHIP     OPTIONS(2)        TOTAL       PERCENT(3)
------------------------------    ---------     -----------     ---------     ----------
Robert J. Abrahams                   28,175        22,500          50,675            *
Bill Adams                                0             0               0            *
Donald L. Baker                     143,536(4)     20,250         163,786         3.32%
Kevin Dow (5)                        17,075         9,466          26,541            *
Moffat Dunlap                             0         6,750           6,750            *
William Duvall                            0        12,656          12,656            *
Kirk W. Foley                       582,742(6)     65,312         648,054        12.99%
Grace McCarthy                        1,100         6,750           7,850            *
John S. Meany, Jr.                  358,354(7)     22,500         380,854         7.72%
Barry L. Needler (5)              1,855,500(8)     11,250       1,866,750        37.92%
Ivan Winfield                         1,300             0           1,300            *
Frank M. Rasmussen                        0         2,250           2,250            *
All Executive Officers and        2,987,782       179,684       3,167,466        62.08%
     Directors as a Group

---------------

(1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

(2) Represents shares subject to stock options that are currently exercisable or become exercisable within 60 days hereof.

(3) Unless otherwise indicated, the percentage of Common Stock owned is less than one percent of the Common Stock outstanding.

(4) Includes 138,136 shares owned by Mr. Baker's wife, beneficial ownership of which is disclaimed. Mr. Baker owns 2,700 shares jointly with his wife.

(5) Mr. Dow and Mr. Needler are first cousins.

(6) Includes 535,772 shares owned by Amherst Tanti U.S. Inc., 10,350 shares in a retirement fund and also includes 562 shares owned by a member of Mr. Foley's immediate family. Beneficial ownership of such 562 shares is disclaimed. Also includes 11,345 shares which can be issued after January 1, 1996 when 10,929 phantom shares, plus accrued dividends, will vest. It is estimated that these accrued dividends will purchase an additional 416 shares of Common Stock.

(7) Includes 2,250 shares owned as custodian and 9,000 shares owned by members of his immediate family. Beneficial ownership of such 11,250 shares is disclaimed by Mr. Meany.

(8) Shares are owned of record by Fairway Inc. (150,750 shares) and Steeplechase Corp. (1,704,750 shares). Both corporations are controlled by Mr. Needler.


                             EXECUTIVE COMPENSATION

INTRODUCTION

     The following table sets forth the respective amounts of compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Company for each of the years 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                             AWARDS(4)
                                          ANNUAL COMPENSATION        --------------------------
                                       -------------------------       STOCK          PHANTOM
        NAME AND                                      INCENTIVE      OPTIONS(#)      STOCK($)          ALL OTHER
   PRINCIPAL POSITION         YEAR     SALARY(1)       BONUS(2)         (3)             (5)         COMPENSATION(6)
-------------------------    ------    ----------     ----------     ----------     -----------     ---------------
Kirk W. Foley(7)              1995      $368,316       $382,121        40,000       $ 1,734,375        $   4,790(8)
Chairman & Chief              1994      $227,008       $      0             0       $         0        $       0
Executive Officer             1993      $195,600       $      0             0       $         0        $ 100,000(9)

Bill Adams (10)               1995      $158,420       $100,000             0       $         0        $  12,000
President, Bliss              1994      $158,400       $ 42,188             0       $         0        $  42,500(11)
Manufacturing                 1993      $ 24,480       $      0             0       $         0        $       0

Kevin Dow                     1995      $126,300       $ 71,875             0       $         0        $     775
Chief Financial Officer &     1994      $115,400       $ 87,141             0       $         0        $     733
Vice President, Finance &     1993      $112,689       $ 39,286             0       $         0        $     733
  Administration

William Duvall                1995      $158,400       $      0             0       $         0        $  12,000
Chief Executive Officer,      1994      $159,405       $      0             0       $         0        $  23,911
Bliss Mfg.                    1993      $302,697       $ 36,289             0       $         0        $  30,000

Dennis Mansour (12)           1995      $ 76,875       $ 42,425             0       $         0        $     775
Corporate Controller &        1994      $ 88,200       $ 51,791             0       $         0        $     733
Treasurer                     1993      $ 87,700       $ 14,365         3,000       $         0        $     733

---------------

 (1) Salary amounts include automobile allowance and automobile insurance. Amount for Kirk Foley also includes $10,500 as an allowance for living expenses paid pursuant to his employment agreement with the Company.

 (2) Amounts paid in the fiscal year pursuant to the Company's Incentive Bonus Plans. Incentive bonuses are calculated on a calendar year basis. The Company made no restricted stock awards nor provided any other benefits reportable as other Annual Compensation pursuant to Securities and Exchange Commission ("SEC") regulations to the named executive officers during the years shown.

 (3) Reflects the number of shares of Common Stock of the Company covered by stock options granted during the year. No stock appreciation rights ("SAR"), either in conjunction with or separate from stock options, were granted to the named executives during the years shown.

 (4) The Company maintains plans under which stock options may be awarded. The Company does not, however, make "long term compensation awards" as that term is used in applicable SEC rules, because the amount of Company incentive awards is not measured by performance of the Company over longer than a one-year period.

 (5) Phantom shares were deemed issued October 4, 1994 when Mr. Foley signed his employment agreement with the Company. The shares vest in installments of 21,857, plus shares deemed purchased with accrued dividends, on each of June 30, 1995, January 1 and June 30, 1996 and January 1, 1997, with the final installment of 37,572 shares, plus shares deemed purchased with dividends, vesting on January 1, 1999. See "Compensation of the


     Chief Executive Officer" regarding the deferral of vesting of a portion of the phantom shares vesting January 1, 1996.

 (6) Except as otherwise noted, reflects contributions made by the Company or a subsidiary under defined contribution plans maintained by the Company and a subsidiary.

 (7) Amounts shown as a salary for Mr. Foley for 1993 and 1994 represent compensation paid to him as President of HMI Inc., a subsidiary of the Company. The amount shown as salary for 1995 represents compensation paid to Mr. Foley as President of HMI Inc. and as Chairman and Chief Executive Officer of the Company.

 (8) Premiums on life insurance paid pursuant to Mr. Foley's employment agreement.

 (9) Reflects the forgiveness of $100,000 of principal by the Company under a $400,000 loan made to Mr. Foley in 1993. The loan provided for forgiveness of $100,000 of principal on September 30, 1993 if the earnings for the year ended September 30, 1993 exceeded $1.13 per share. The outstanding principal amount of $300,000 was repaid by Mr. Foley in 1994.

(10) Mr. Adams' employment at Bliss Manufacturing Company began August 1, 1993.

(11) Includes a relocation allowance of $12,500 for Mr. Adams' relocation to Youngstown, Ohio.

(12) Mr. Mansour resigned effective July 31, 1995.

1992 OMNIBUS LONG-TERM COMPENSATION PLAN

     On February 6, 1992, the stockholders of the Company adopted the Omnibus Long-Term Compensation Plan (the "Plan"). The purpose of the Plan is to advance the long-term interests of the Company by motivating executive personnel by means of long-term stock based or derivative compensation, to align the interests of participants with those of the stockholders, and to permit the Company to attract and retain directors and executive personnel.

     The Plan provides for the grant of the following types of awards: stock options, including incentive stock options; stock appreciation rights, in tandem with stock options or freestanding; common stock awards; phantom stock and performance shares. Awards are determined by the Omnibus Committee.

     Through September 1995, the Committee awarded 421,750 shares in the form of stock options to participants which included 271,750 shares to persons who are Directors of the Company. Of the 421,750 shares awarded, 94,000 were awarded in fiscal 1995. The Company did not reprice any options in fiscal 1995.

     The following table sets forth certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during fiscal 1995. Kirk Foley was the only executive officer who received stock options in 1995.

                             OPTION GRANTS IN 1995

                                                                                    POTENTIAL REALIZED
                                                                                     VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION
                                  % OF TOTAL                                          FOR OPTION TERM
                                   OPTIONS       EXERCISE                          ---------------------
                      OPTIONS     GRANTED TO      PRICE          EXPIRATION           5%          10%
       NAME           GRANTED     EMPLOYEES        (2)              DATE             ($)          ($)
-------------------   -------     ----------     --------     -----------------    --------     --------
Kirk W. Foley (1)     20,000          50%         $15.67      October 4, 2004      $138,618     $406,363
                      20,000          50%         $17.60      January 3, 2005      $169,246     $477,998

---------------

(1) Stock options were granted pursuant to Mr. Foley's Employment Agreement with the Company.

(2) Stock options granted to Mr. Foley have an exercise price equal to 110% of fair market value on the date of grant. The first options granted in 1995 were deemed to have been issued on the date the Employment Agreement was signed, but with the option price determined by reference to the fair market value on August 4, 1994, the date on which the details of the Employment Agreement were finalized. The other options were deemed to have been granted on January 3, 1995, the first business day of the calendar year.

     The following table sets forth information regarding stock option transactions under the Plan with respect to the named executive officers during fiscal 1995 and information regarding stock options held at the end of the fiscal year. Dennis Mansour, who resigned as an executive officer effective July 31, 1995, was the only named executive officer to exercise stock options in 1995.

            AGGREGATED OPTION EXERCISES IN FISCAL 1995/OPTION VALUES

                                                      NUMBER OF UNEXERCISED OPTIONS AT       VALUE OF UNEXERCISED IN-THE-MONEY
                       SHARES                               SEPTEMBER 30, 1995(1)             OPTIONS AT SEPTEMBER 30, 1995(2)
                      ACQUIRED          VALUE        -----------------------------------     -----------------------------------
      NAME           ON EXERCISE       REALIZED        EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
----------------    -------------    ------------    ---------------     ---------------     ---------------     ---------------
K.W. Foley                0               0               65,312               8,438            $ 162,832            $54,282
B. Adams                  0               0                    0                   0            $       0            $     0
K. Dow                    0               0                9,644               4,781            $  69,119            $34,265
B. Duvall                 0               0               12,656               4,219            $  90,706            $30,237
D. Mansour              5,719         $45,292(3)               0               2,906            $       0            $17,597

---------------

(1) There were no SARs outstanding at September 30, 1995 and none granted during the fiscal year.

(2) The "value of unexercised in-the-money options at September 30, 1995" was calculated by determining the difference between the fair market value of the underlying shares of Common Stock at September 30, 1995 ($14.50 per share) and the exercise price of the option. An option is "in-the-money" when the fair market value of the underlying shares of Common Stock exceeds the exercise price of the option.

(3) On January 24, 1995 Mr. Mansour exercised options to purchase 2,813 shares of Common Stock at $7.333 per share, and 750 shares of Common Stock at $9.167 per share. On July 24, 1995 he exercised options to purchase 1,406 shares of Common stock at $7.333 per share, and 750 shares of Common Stock at $9.167 per share. The fair market value of the Common Stock on January 24, 1995 was $15.875 per share, and the fair market value of the Common Stock on July 24, 1995 was $15.50 per share.

REPORT OF COMPENSATION AND OMNIBUS COMMITTEES

     The Compensation and Omnibus Committees of the Board of Directors have furnished the following reports on Executive Compensation:

     Report of the Compensation Committee

     The Compensation Committee of the Board of Directors is responsible for setting the compensation of executive officers and key employees of the Company and its subsidiaries. The Compensation Committee consists of Robert J. Abrahams, Donald L. Baker and Barry L. Needler.

     The Compensation Committee annually reviews compensation of the Chief Executive Officer, other executive officers and key employees of the Company and its subsidiaries. The Compensation Committee meets periodically during the year to monitor performance and fix awards based on performance standards and to review compensation decisions. The Committee's policy in evaluating and compensating executive officers and key employees is to consider the performance of the Company as a whole, the performance of the business unit for which the individual has responsibility and the individual's contribution toward the Company's attainment of established Company and individual goals. Factors considered in evaluating performance are both subjective (such as the individual's performance and development) and objective (such as the attainment of specified financial goals).

     The composition of compensation varies broadly among executive officers and key employees of the Company based on their responsibilities and the business unit to which they are assigned. Generally, base salary is targeted at competitive rates believed by the Committee members to be necessary in their experience to retain qualified personnel. The Company maintains an Incentive Bonus Plan under which participating employees may be eligible for a bonus if the pre-tax profits of the Company for the year exceed a specified target which is established annually by the Compensation Committee. For 1995, the target was changed from an after-tax to a pre-tax amount in order to put more emphasis on meeting operating goals, and to remove from consideration those factors over which the Company has no control, such as tax rates. The minimum pre-tax profit to be attained was fixed at $7.5 million as compared with an after-tax profit of $3.23 million for 1994. The maximum bonus payable to an individual is a percentage of base salary. Maximum incentive bonuses range from 25% to 150% of base salary. Bonuses are based on varying performance criteria, including the Company's pre-tax profits, return on assets, divisional net contribution, cost containment programs and departmental gross margins. Specific incentive performance criteria for each participating individual are determined by the Committee at the beginning of the year based upon the individual's duties. Key employees of subsidiaries who do not participate in the Incentive Bonus Plan have bonus or incentive arrangements based on criteria deemed by the Compensation Committee to be effective in aligning the financial interest of the employee with those of Company's stockholders. Among the criteria that are utilized in incentive compensation of key employees of subsidiaries include percentage of profits or net income, commissions based on sales, net profit contribution, and balance sheet measures such as inventory and account receivable turnover and working capital improvements. From time to time, the Company engages outside compensation consultants to provide information and advice about competitive levels of compensation and particular compensation techniques.

     In carrying out its responsibilities for 1995, the Compensation Committee will be considering the following:

          1. Progress made by the Company in attainment of specified operating goals, such as manufacturing improvements, necessary to enable the Company to improve profitability.

          2. The Company's historical policies and practices for the compensation of officers and key managers.

          3. Individual recommendations of the Company's Chief Executive Officer concerning compensation of individual key employees.

          4. The performance of key employees in accomplishing specific objectives established for them by the Company.

          5. Changes in revenue and pre-tax income from the prior year for the Company and certain operating segments.

     Compensation of the Chief Executive Officer.

     Mr. Foley's compensation is paid pursuant to his employment agreement with the Company, which was approved by stockholders at the 1995 annual meeting. In the 1995 fiscal year, Mr. Foley was paid total salary of $368,316 and a bonus of $382,121 relating to the 1994 calendar year. His bonus for the 1995 calendar year will be determined in January by the Compensation Committee. Pre-tax profits of the Company and rate of return on invested assets will be utilized to determine 50% and 40%, respectively, of the bonus. The remaining 10% will be based on the Committee's subjective evaluation of the chief executive officer's performance.

     Mr. Foley's employment agreement also provides that he is to receive options to purchase 20,000 shares of Common Stock on the first business day of each year through 1998. The option price will be equal to 110% of the fair market value on the date of grant, and the options are immediately exercisable. The period of exercisability will be determined by the Omnibus Committee and may last for up to ten years. Mr. Foley's contract also provided that he receive 125,000 shares of phantom stock. The phantom stock vests in increments of 21,857 shares on each of June 30, 1995, January 1 and June 30, 1996, and January 1 and June 30, 1997. The final 37,571 shares will vest January 1, 1999. Dividends that would have been paid had the phantom shares been issued will be used to "purchase" additional phantom shares, which will vest on the same schedule as the other phantom shares. Mr. Foley has advised the Company that he will defer the vesting of one half of the phantom shares and accrued dividends scheduled to vest on January 1, 1996 for three years.

     The key performance measure used by the Compensation Committee in determining base salary and other discretionary amounts paid directly or indirectly to Mr. Foley was the Committee's assessment of Mr. Foley's present and future ability and dedication to enhancing the value of the Company through his leadership and vision. During Mr. Foley's tenure as chief executive officer, the market value of the Company has increased by approximately 250%.

Report of the Omnibus Committee

     Executive officers and other key employees may receive incentive compensation in the form of stock options and other stock-based awards under the Company's Omnibus Long-Term Compensation Plan (the "Plan"). The Plan is administered by the Omnibus Committee comprised of Robert J. Abrahams, Moffat Dunlap, and John S. Meany, Jr. The number of options are determined by the Omnibus Committee, in its discretion, based upon recommendations of the Chief Executive Officer and the Omnibus Committee's assessment of the individual's potential contribution to the Company, the individual's current level of stock ownership or number of outstanding stock options and the relative number of options granted to other employees having comparable responsibilities with the Company. Options are not granted on a regular schedule. Instead, they are granted on a case by case basis when, in the judgment of the Omnibus Committee, upon the recommendation of the Chief Executive Officer, the performance, responsibilities or other factors associated with a key employee make the use of this incentive tool appropriate. The Omnibus Committee believes stock options are an effective way of retaining key personnel since each option grant vests ratably over a four year period. Since options are granted at fair market value, the Omnibus Committee believes stock options serve as a long term incentive rather than as current compensation. The incentive aligns the objectives of the employee with those of the stockholders of the Company.

For the Compensation Committee                 For the Omnibus Committee
Robert J. Abrahams                             Robert J. Abrahams
Donald L. Baker                                Moffat Dunlap
Barry L. Needler                               John S. Meany, Jr.

COMPENSATION AND OMNIBUS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert J. Abrahams, Chairman of the Compensation Committee and also Chairman of the Omnibus Committee, provides consulting services to the Company and its finance company subsidiaries (Health-Mor Acceptance Corporation, HMI Acceptance Corporation and Health-Mor Acceptance PTY Ltd.) and serves as President of these subsidiaries. He received $50,000 for these services in fiscal 1995. Fairway Inc., a company controlled by Barry L. Needler, provides management consulting services to the Company and received $100,000 in 1995. Mr. Needler is Vice Chairman of the Company and is a member of the Compensation Committee. Mr. Meany, a member of the Omnibus Committee, has served as Secretary of the Company since July, 1995 and until 1991 had served as Secretary, Vice President-Legal and General Counsel of the Company. Mr. Meany also provides consulting services to the Company regarding the administration of its Profit Sharing Plan. He received a total of $12,300 in fiscal 1995 for these services.

PERFORMANCE COMPARISONS

     The following chart compares the cumulative shareholder return of the Company for the five years ended September 30, 1995 to the AMEX Composite Index, the NASDAQ National Market Composite Index and a Company-determined peer group. The Company's Common Stock currently trades on the NASDAQ National Market System. Until December 19, 1994, the Company's Common Stock traded on the American Stock Exchange. Therefore, both indexes are included in this chart. The chart assumes the investment of $100 on September 30, 1990 and the immediate reinvestment of all dividends. The ten companies making up the peer group are in industries believed to be comparable to the Company's lines of business and the peer group, in the aggregate, is believed to approximate the Company's mix of consumer and industrial business.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG HMI INDUSTRIES INC., AMEX MARKET INDEX,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX
                      1990     1991     1992     1993     1994     1995
                      ----     ----     ----     ----     ----     ----
HMI INDUSTRIES        $100     $140     $156     $356     $369     $395
AMEX MARKET INDEX      100      120      125      147      150      180
NASDAQ                 100      134      132      172      182      221
PEER GROUP INDEX       100      154      158      227      254      245



     The Company business consists of two segments: a Consumer Goods segment and a Manufactured Products segment. The peer companies include companies believed to be in similar lines of business as the Company. The companies in the peer group are: Amcast Industrial Corporation, Black and Decker Corporation, Material Sciences Corporation, National Presto Industries Inc., Rival Co., SPS Technologies Inc., Steel Technologies Inc., Sunbeam

Corporation, Toastmaster Inc. and Worthington Industries Inc. Some of the Company's direct competitors are divisions of larger corporations, privately held corporations or foreign corporations and are not included in the peer comparisons since the pertinent information is not available to the public.

                              RELATED TRANSACTIONS

     In March 1988, the Company and Amherst Tanti US Inc. ("Amherst Tanti") entered into an agreement under which Amherst Tanti provided the Company with the consulting services of Mr. Foley as Chairman and Chief Executive Officer of the Company. Amherst Tanti is owned by Mr. Foley and his wife. As a result of the execution of the employment agreement between Mr. Foley and the Company, the agreement with Amherst Tanti was terminated. In fiscal 1995, the Company paid Amherst Tanti, under the agreement as then in effect, a total of $8,900.

     During 1988, the Company advanced an aggregate of $334,123 to Amherst Tanti in order for that corporation to purchase 33,250 shares of Common Stock of the Company on the American Stock Exchange. As a result of stock splits, the number of shares purchased with this loan has increased to 74,812 shares. This loan is interest free, and will be forgiven as the after-tax earnings of the Company, exclusive of capital gains and losses and extraordinary items, reach certain levels. To the extent not completely forgiven, any remaining principal will be due in 1998. Amherst Tanti is not entitled to receive debt forgiveness for the same earnings of the Company for which Kirk Foley receives an incentive bonus pursuant to his employment contract. No amounts were forgiven in fiscal 1995.

     In 1989, the Company advanced an aggregate of $203,401 to three companies (The Doctor's Business Center, Ltd., PSL Pacific Systems, Ltd., and JCL Medical Systems, Ltd.), which at the time of the advances were controlled by Kirk W. Foley and the family of Barry L. Needler. In accordance with the terms of the Agreement for these advances, collectability is assured by these directors or corporations they control. The advance bears interest at Canadian prime plus one and one-half percent (9.5% at September 30, 1995). The balance at September 30, 1995 was $295,587.

     During its 1995 fiscal year the Company paid $331,802 in legal fees to Squire, Sanders & Dempsey. Frank M. Rasmussen, a director of the Company, is a partner of that firm.

     The Company has also entered into consulting contracts with Fairway Inc., Robert J. Abrahams, Ivan Winfield and John S. Meany, Jr. Please refer to the section entitled "Committees and Compensation of the Board of Directors" for further details.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, on the recommendation of its Audit Committee, has selected Coopers & Lybrand, independent certified public accountants, to audit the accounts of the Company for the year ended September 30, 1996. Coopers & Lybrand, which has no other relationship to the Company, served as the Company's auditors in 1995. It is intended that the shares represented by proxies in the accompanying form will be voted for the ratification of the selection of Coopers & Lybrand unless otherwise specified in the space provided on the proxy. A representative of Coopers & Lybrand will attend this meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders.

                           PROPOSALS OF STOCKHOLDERS

     Proposals which stockholders intend to present at the 1997 annual meeting of stockholders must be received by the Secretary of the Company at its executive offices at 3631 Perkins Avenue, Cleveland, Ohio 44114 no later than August 31, 1996.

                     OTHER MATTERS; SOLICITATION OF PROXIES

     As of the time of preparation of this proxy statement, the Board of Directors knows of no matters other than those described herein. However, if any other matter properly comes before the meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

     Costs of solicitation will be borne by the Company. Solicitation will be by mail, except for any incidental personal solicitation made by directors, officers and regular employees of the Company.

                                            By Order of the Board of Directors

                                            JOHN S. MEANY, JR.
                                            Secretary

December 29, 1995
Cleveland, Ohio

                              HMI INDUSTRIES INC.

                ANNUAL MEETING OF STOCKHOLDERS, JANUARY 24, 1996
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Kirk W. Foley and Kevin Dow, or either of them, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of HMI Industries Inc., to be held at the administrative offices of the Company, 3631 Perkins Avenue, Cleveland, OH 44114 on Wednesday, January 24, 1996, at 10:00 A.M., and at any adjournment thereof upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows:

1. Election of Directors          / / FOR all nominees listed below            / / WITHHOLD AUTHORITY
                                    (except as noted to the contrary below)      to vote for all nominees listed below

  NOMINEES: Moffat Dunlap, Grace McCarthy, Ivan Winfield

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
               THAT NOMINEE'S NAME ON THE FOLLOWING LINE:

--------------------------------------------------------------------------------

2. Ratification of the selection of Coopers & Lybrand as auditors of the Company for the fiscal year 1996.

               / / FOR          / / AGAINST          / / ABSTAIN


3. In their discretion, the Proxies are authorized to vote upon all other matters properly brought before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED IN THE SPACE PROVIDED. TO THE EXTENT NO DIRECTIONS ARE GIVEN THEY WILL BE VOTED FOR THE ELECTION OF ANY OR ALL OF THE NOMINEES FOR DIRECTOR AND IN FAVOR OF PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.
      Dated                             , 19

                                              ----------------------------------

                                              ----------------------------------

                                              Where stock is registered jointly
                                              in names of two or more persons,
                                              all should sign. Signature should
                                              correspond exactly with the name
                                              on the stock certificate. Persons
                                              signing in a representative
                                              capacity should indicate that
                                              capacity.

                                                    I DO / /    DO NOT / /
                                                      PLAN TO ATTEND THE
                                                  ANNUAL MEETING IN PERSON.

                                   Proxy Card